Akorn, Inc.
                             Exhibit 11.1

                  COMPUTATION OF NET INCOME PER SHARE
                  (In Thousands, Except Per Share Data)

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


                        					   Three Months Ended	     	Nine Months Ended
            					                  September 30,            September 30,
                                ------------------       -----------------
                         					   1998     		  1997     		  1998   	   1997
                                -------     ------       --------   ------
Earnings:
  Income applicable
   to common stock		            $   345 		  $  825 		    $  2,494   $  989

  Weighted average
   number of shares
   outstanding 				              17,948		   16,606		       17,829 	 16,599

Net income per
  share - basic			              $  0.02		   $ 0.05     		$   0.14	  $ 0.06

   Additional shares
     assuming conversion
     of options and warrant		       892		      425		          991	     284

Pro forma shares				             18,840		   17,031 	     	 18,820	  16,883

Net income per
  share - diluted		             $  0.02		   $ 0.05     		$   0.13  	$ 0.06

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